Exhibit 10.8

MATRIX CORNER | HOWICK CLOSE | WATERFALL PARK | MIDRAND

PO BOX 12326 | VORNA VALLEY | 1626 | GAUTENG

TEL: +27 11 654 8000 | FAX +27 11 835 74 95

10th September 2007

Terence Edward Buzer

6 Nassau Road

Parel Vallei

Somerset West

7130

Dear Terry

APPOINTMENT TO THE TELIMATRIX BOARD

1.	INTRODUCTION

I am pleased to confirm in writing your appointment as an Executive Director of the TeliMatrix Group and welcome you to the Main Board with effect from the 1st October 2007. This letter of appointment consists of 2 sections:

i)	The body of the letter covers the scope and general conditions

ii)	The attached appendices cover the contractual and legal conditions

Please read the entire document and sign as an acceptance of its contents and return a copy to me, alternatively please contact me with any queries you may have.

2.	APPOINTMENT

Your appointment as an Executive Director of Telimatrix is based at the company’s premises in Johannesburg and Stellenbosch. From a service perspective your past service with the CI Group will be recognised at TeliMatrix.

3.	DURATION

Subject to the provisions of clause 7, either party may terminate this appointment by giving three calendar months written notice to the other but such notice may not be given prior to the 1st July 2010.

4.	DUTIES OF EMPLOYEE

It is expected, unless we both agree in writing that for the duration of your employment you would:

4.1	report directly to me, the Group Managing Director;

TELIMATRIX LIMITED | REGISTRATION NUMBER 1995/015858/06

DIRECTORS: SR BRYUNS (Chairman) | SB JOSELOWITZ (CEO) | R BOTHA | TE BUZER | RA FREW | R FRIEDMAN | A PATEL | HG SCOTT | CWR TASKER

COMPANY SECRETARY: PROBITY BUSINESS SERVICES (PTY) LTD

4.2	perform the general duties of Executive Director as may from time to time be determined and endeavour to protect and promote the business and interests of the Company and to preserve its reputation and goodwill;

4.3	fulfil this appointment as your full time occupation and not, without my, or my successors, prior written consent, engage in any activities for remuneration outside the scope of your employment with the Company;

4.4	be prepared to work for or within a subsidiary on similar terms and conditions as contained in this letter.

5.	REMUNERATION AND BENEFITS

Your total package will consist of three components:

i)	Monthly salary

ii)	Annual Incentive

iii)	Share option scheme

At your seniority, all reviews of your package will be subject to approval by the Group’s remuneration committee.

5.1	Salary

5.1.1	To afford you maximum flexibility and to keep administration to a minimum your package will be based on a total cost to company and your monthly remuneration will be R120,000 (one hundred and twenty thousand)

5.1.2	Salaries are paid by the last day of each month by way of a direct transfer into your nominated bank account.

5.1.3	Your salary will be subject to review by me and the Group’s remuneration committee at least once a year and any adjustment will generally be effective on the 1st April,

5.2	Annual Performance Bonus

5.2.2	I will work with you over the next month to determine the details of this incentive which will aim to align your goals with those of the group. The terms and conditions of the applicable bonus program will be amended on an annual basis as will the monetary quantum of the performance bonus itself.

5.2.3	The bonus program period will run in line with the Group’s financial year, which is currently 1st April to the end of March.

5.3	Share Scheme

You will be entitled to share options in TeliMatrix as per the rules of Telimatrix’s share scheme and as determined by the Board. It will be a condition of the scheme that you sign the restraint of trade as contained in the Appendices of this document.

5.4	Other Benefits

5.4.1	Travel

It is a condition of the employment that you are in possession of a roadworthy private motor vehicle for business use. A travel allowance which is included in your monthly remuneration package referred to in clause 5.1.1, is paid for the business use of your private motor vehicle including leasing, maintenance, insurance and other travel expenses.

5.4.2	Cell Phone Allowance

You will be required to obtain a Company approved rental contract and the company will provide you free use of this phone.

5.2.3	3G Card

You may be required to obtain a 3G Card and the company will reimburse the amount billed per month.

5.6	Hours of Work

As a senior executive you are required to work whatever hours are necessary and reasonable.

5.7	Retirement Fund

5.7.1	You may join the nominated Group Retirement Fund as specified by the company, or an alternate Retirement Fund and will be bound by the rules of the Fund. The company will arrange deductions from your salary applicable to the relevant fund.

5.7.2	Should you choose to join the nominated fund, you undertake to make yourself aware of the terms and conditions of the Rules of the Fund and such terms and conditions are available upon request from the Group Human Resources Manager or nominee.

5.8	Medical Aid

5.8.1	All Employees may elect to join the Company’s Nominated Medical Aid scheme which is currently Discovery Health. You, upon election to join such Fund, will be bound by the rules of the applicable Scheme as notified from time to time.

5.8.2	You undertake to acquaint yourself with the Rules of the applicable Scheme. Rules are available upon request from the Group Human Resources Manager or nominee.

5.8.3	Any schemes available reserve the right to determine eligibility of the Scheme and the Employer cannot guarantee that membership of any scheme will be permitted without certain conditions being applied upon individual members, nor can it guarantee that the Scheme will admit membership. The final decision to admit any member rests with the Scheme concerned.

5.8.4	If you retire in the employ of the Company, then you may opt to continue membership of medical aid. The Company does not subsidise pensioner medical aid and contributions payable at that time will be for the full account of your pensioner.

6.	LEAVE

6.1	You shall be entitled to leave that you may deem satisfactory.

6.2	Leave must be requested in writing and approved in advance by the Group Managing Director.

6.3	No compensation will be paid for any leave not taken.

7.	RESTRAINT OF TRADE

See attached appendices

8.	MISCELLANEOUS

8.1	Notices and Domicilia

8.1.1	All notices to be given in terms of this agreement shall be in writing and shall be delivered by hand to the Employer and/or You at the work place applicable at the time of such delivery and by hand or by registered prepaid post (which includes telegraphic service), where the parties are not in attendance at the work place, to:

You at:

6 Nassau Road

Parel Vallei

Somerset West

7130

The Employer at:

Matrix Corner

Howick Close

Waterfall Park

Midrand

1686

Tel (011) 654 8000

Fax (011) 805 7495

which physical addresses the parties select as their domicilium citandi et executandi.

8.1.2	Either party shall be entitled at any time to change its domicilium to any other physical address within the Republic of South Africa or elsewhere; provided that such change shall take effect upon delivery or deemed delivery of notice thereof to the other party.

8.1.3	Any notice shall, if delivered by hand during normal business hours to the person apparently in charge of the premises selected by the addressee for the delivery of notice, be deemed to have been received on the date of delivery (including telegraphic notices) and if sent by prepaid registered post, be deemed to have been received 14 consecutive days after posting.

8.1.4	Notwithstanding the above notice actually received by the party to whom it is addressed shall be adequate notice to it.

8.2	Entire Contract

This agreement contains all the express provisions agreed on by the parties with regard to the subject matter of the agreement and the parties renounce the right to rely on any alleged express provision not contained in the agreement or incorporated by reference.

8.3	Indulgences

No indulgence granted by a party shall constitute a renouncement or abandonment of any of that party’s rights under this agreement; accordingly, that party shall not be precluded, as a consequence of having granted such indulgence, from exercising any rights against the other party, which may have arisen in the past or may arise in the future.

9.	VARIATION

It is agreed that the Company reserves the right to vary any and/or all of the terms and conditions of employment, rules and regulations, codes and procedures from time to time, after due consultation with the affected parties as required from time to time.

Sincerely

TELIMATRIX LIMITED

S. Joselowitz
Group Managing Director

I, Terence Edward Buzer, acknowledge that I know and understand the contents of this agreement and that I have made myself aware of all the policies and procedures that apply by reference to this agreement and I hold myself bound to the terms, conditions, policies and procedures applicable.

	MIDRAND	29-11-2007
SIGNATURE	PLACE	DATE

APPENDICES

1.	Restraint of Trade

2.	Special Conditions

3.	Sick Leave / Absence without authorised leave

4.	Deductions from Salary

5.	Confidentiality

6.	Trade Secrets and Industrial Copyright

7.	Termination

8.	Patents, Inventions and Improvements

1.	RESTRAINT OF TRADE

1.1	the following words shall have the meanings ascribed to them and cognate expressions shall have a similar meaning -

1.1.1	“the restrainee”	-	Terence Edward Buzer;

1.1.2	“the Company”	-	TeliMatrix Group Limited (Reg.No.1995/ 013858/06);

1.1.3	“the prescribed areas”	-	the area of each province of the Republic of South Africa and any country in which a business defined in 1.1.4 below is conducted at a time when the applicable restrainee leaves the employ of a proprietor as defined in 1.1.5 below;

1.1.4	“business”	-	each and every business conducted by the Company and each and every business conducted by each and every subsidiary of the Company as at the date when the applicable restrainee ceases to be an employee of the Company;

1.1.5	“proprietor”	-	The Company or any subsidiary of the Company, as the case may be;

1.2	It is recorded that in the course of the restrainee’s involvement with the business prior to his ceasing to be employed by a proprietor, he-

1.2.1	will have acquired considerable know-how in and learnt of proprietary techniques relating to such business;

1.2.2	will have had access to the names of partners, customers, suppliers and consultants with whom each proprietor did business whether embodied in form or otherwise;

1.2.3	generally will have had the opportunity of learning and acquiring the trade secrets, business connections and other confidential information appertaining to each such business.

1.3	It is acknowledged that by virtue of the restrainee’s position in the business the only effective and reasonable manner in which the relevant proprietor’s rights in respect can be protected is the restraint imposed upon the restrainee in terms of this agreement. In exchange for the imposition of this restraint the company undertakes to include the restrainee as a participant in the Company’s share incentive scheme.

1.4	The restrainee does hereby undertake to the Company that he shall not, for the period set-out in the attached annexure A after leaving the employ of a proprietor without taking up employment with another proprietor, whether as owner, partner, director, shareholder, member, employee, consultant, contractor, financier, agent, representative, assistant, trustee or beneficiary or a trust or otherwise and whether for reward or not, directly or indirectly, carry on or be interested or engaged in or concerned with or employed by any juristic person, firm, undertaking or concern carried on in the prescribed areas which was competing with a business or tendering for work in direct competition with a business or was party to any contract with the proprietor of any business any subsidiary or associate thereof or was in the habit of doing business with the proprietor of any business or any subsidiary or associate thereof as at the date of his so ceasing to be employed, provided that the restrainee shall not be deemed to have breached this undertaking by reason of his holding shares in any juristic person which are listed on a recognised stock exchange if the shares owned by -

1.4.1	him;

1.4.2	his ascendants and descendants;

1.4.3	his spouse;

1.4.4	any person related to him or his spouse within the third degree of consanguinity;

1.4.5	any trust created primarily for the benefit of one or more of the persons referred to in 1.4.1 to 1.4.3 above; and

1.4.6	any juristic person effectively controlled by one or more of the persons and trusts referred to in 1.4.1 to 1.4.5;

do not in the aggregate constitute more than 5% of any class of the issued share capital of such juristic person.

1.5	The restrainee hereby separately undertakes that neither he nor any juristic person, firm, undertaking or concern in or by which he is directly or indirectly interested or employed will, within the period set out in annexure A, after he ceases to be employed by a proprietor, and without being employed by another proprietor, and whether for reward or not, directly or indirectly -

1.5.1	encourage or entice or persuade or induce any employee of the Company or any subsidiary or associate thereof engaged in a business to his employment; or

1.5.2	furnish any information or advice to any employee employed by the Company or any subsidiary or associate thereof engaged in a business or to any prospective employer of such employee or use any other means which are directly or indirectly intended or likely to persuade such person to be in any way interested in or associated with any company, close corporation, firm, undertaking or concern other than the Company or any subsidiary or associate thereof; or

1.5.3	furnish any information or advice (whether oral or written) to any person with whom the Company or any subsidiary or associate thereof does business that the restrainee intends to or will (whether as proprietor, partner, director, shareholder, member, employee, consultant, contractor, financier, agent, representative or otherwise) directly or indirectly, be interested or engaged in or concerned with or employed by any company, close corporation, firm, undertaking or concern carried on in the prescribed areas which competes with a business at the closing date or will compete with a business during the 365 days succeeding the date he ceases to be an employee of a proprietor without his becoming the employee of another proprietor; or

1.5.4	furnish any information or advice (whether oral or written) to any person doing business with the Company or any subsidiary or associate thereof or use any other means or take any other action which is directly or indirectly designed, or in the ordinary course of events calculated, to result in any such person terminating his association with the Company or any subsidiary or associate thereof concerning a business and/or transferring his business concerning a business to any person other than the Company or any subsidiary or associate thereof concerning a business, or attempt to do so.

1.6	Each of the undertakings set out in this agreement are severable inter alia as to

1.6.1	nature of interest, act or activity;

1.6.2	the area and period of the restraint;

and are acknowledged to be reasonably required for the protection of the Company and its subsidiaries and to be generally fair and reasonable.

Signed at Midrand on this 29 day of November 2007.

.
Witness	Restrainee

Signed at Midrand on this 29 day of November 2007

.
Witness	for and on behalf of the Company

Restrainee:	:	)

Restraint Period: 24 (Twenty Four) Months

2.	SPECIAL CONDITIONS

2.1	It is acknowledged that you live in Somerset West and will not be expected to relocate to Johannesburg unless by mutual agreement. The company would pay for reasonable travel and accommodation expenses for you to commute to Johannesburg on a regular basis.

2.2	The parties to this agreement acknowledge that there have been discussions of the employee being relocated to the USA, as part of a TeliMatrix Group move, at some later stage. Should it be decided that the relocation is to take place then prior to this

2.2.1	The parties undertake, within 3 (three) months of the Commencement Date, to negotiate in good faith as far as adjusting the Executive’s US$ cost to company remuneration package, effective on the Effective Date by taking into account fair and appropriate purchasing parity conditions as between the RSA and the USA.

2.2.2	Whilst it may not be possible to match exactly the current terms and conditions as detailed in this document it is specifically noted that full comprehensive medical insurance would be a pre requisite to the transfer

2.3	It is agreed between the parties that any unresolved dispute relevant to any adjustment referred to above shall be referred to independent auditors (who shall act as experts) for determination whose decision shall be binding on the parties. The parties undertake in this regard:

2.3.1	to agree upon the appointment of the independent auditor for the purposes hereof within 14 (fourteen) days of the dispute being declared by either party, and failing agreement as to the auditor’s appointment the appointment shall be made by the chairman of the South African Auditor’s Board;

2.3.2	to use their reasonable endeavours to have any such dispute determined by the auditors within 30 (thirty) days of notifying the auditors of such dispute;

2.3.3	the cost of the auditors and liability for such costs referred to herein shall be determined by the auditors.

3.	SICK LEAVE/ABSENCE WITHOUT AUTHORISED LEAVE

3.1	You will be entitled to 30 working days sick leave for every 36 completed continuous months of employment with the Company. Sick leave is not accumulated from one cycle to the next.

3.2	You are obliged to advise the Company, as soon as practically possible, either personally or through a third person, by not later than 12h00 on the first day of your absence from work, of the fact that you are unable to attend work due to illness and you are obliged to provide an estimate of the duration for which he/she will be away from work.

3.3	Any failure by you to advise your Manager of your absence from work, within a reasonable time, and any failure to comply with the certification requirement, shall constitute a material breach of this agreement and a disciplinary offence.

3.4	Absences for reasons other than sick leave, which are unexpected, are to be treated in the same way as sick leave. Where applicable, the Employer may request documentary evidence of the requirement to be away from work on an urgent basis and such evidence may not be unreasonably withheld by you. Failure to comply with this requirement may constitute a material breach of this agreement and may be a disciplinary offence.

4.	DEDUCTIONS FROM SALARY

4.1	The Company shall deduct from your salary any garnishee orders and any other amounts required by law to be deducted from your salary.

4.2	The Company will also withhold PAYE tax from your salary and pay same over to the Receiver of Revenue.

4.3	Other statutory deductions, as required to be deducted and paid over, will be deductible from your salary, including but not limited to Retirement Fund and Medical Aid contributions as stipulated from time to time.

4.4	You, by signature hereto, hereby irrevocably authorise the Company in writing to effect the deductions as contemplated.

4.5	On termination of your employment with the Company, you, to the extent allowed by law, by signature hereto, hereby irrevocably authorise the Company in writing to deduct any amount owing by you to the Company from any amount owing by the Company to you at termination date.

4.6	Should indebtedness to the Company on the part of yourself become known after the termination of your employment, the Company reserves the right to claim such indebtedness back from you taking whatever action is otherwise necessary to recoup such indebtedness from you, with any costs being incurred in such recovery being for your account.

5.	CONFIDENTIALITY

5.1	You agrees that he/she will at all times during your employment with the Company, and subsequent thereto, keep confidential and not divulge to any third person or entity or use for any purpose (whether for your own financial benefit or the Company’s financial detriment) any of the confidential information of the Company, including but not limited to its financial business, customers or transactions and any other proprietary and/or confidential information (“Confidential Data”) belonging to the Company or to any other person or entity doing business with the Company, including its associates or subsidiaries.

5.2	Upon the termination of this agreement, you shall return to the Company all Confidential Data in your possession or under your control, including all copies and notes, memoranda or other materials in your possession, which embody or record any of the Confidential Data.

5.3	The provisions of this clause shall not apply to any Confidential Data, which may come into the Public Domain without any fault of yours.

5.4	The provisions of this clause shall survive the termination of this agreement.

6.	TRADE SECRETS AND INDUSTRIAL COPYRIGHT

6.1	You agrees that any patent or copyright or trademark or any other intellectual property to any work that You might be entitled arising out of your employment or devolving on You during the period that You is employed by the Company or any of its associates or subsidiaries, shall automatically be transferred and become the property of the Company, and the Company will enjoy all right, title and interest in such patent or copyright or trademark or any other intellectual property.

6.2	You undertake to do all things and refrain from doing anything that will prevent the transfer of ownership of the patent or copyright or trademark or other intellectual property of the Company.

7.	TERMINATION

7.1	Misconduct

Your employment may be terminated at any time, either summarily or on notice by the Company after a fair procedure establishes that you are guilty of any misconduct or you have committed a breach of a material obligation under this agreement which is incompatible with a continued employment relationship, or if you are found guilty of any act which would, at common law or in terms of any applicable statute, entitle the Company to terminate your employment. You shall be bound by the Company’s Disciplinary Code and Procedure as outlined in the Control Instruments Group Employee Handbook or, where unwritten, an accepted principle, or any written directives from time to time.

7.2	Incapacity, Incompatibility, Incompetence and Operational Reasons

The Company shall be entitled to terminate this agreement and your employment in terms of prevailing laws and Code of Good practice of the Labour Relations Act 66 of 1995, should operational reasons require the termination of same, or should you consistently perform poorly, be incompatible with the culture of the Company, or become incapacitated and be unable to perform, provided that a fair procedure is followed in such termination decision.

8.	PATENTS, INVENTIONS AND IMPROVEMENTS

You must disclose to the Company all inventions and improvements which you make during your employment by the Company or within six months after the termination of such employment, that may within the existing or contemplated scope of the Company’s business or that of its subsidiaries and associates.

You cede all rights relating to such inventions and improvements including patents in the Republic of South Africa and any other countries. Employees also agree to execute any papers necessary to give effect to the above.